                     [MASTERCARD INTERNATIONAL LETTERHEAD]


Contacts:
Sharon Gamsin, 1-914-249-5622, sgamsin@mastercard.com
Veronika Clough, 1-914-249-3198, veronika_clough@mastercard.com

                        MasterCard International Reports
                    Continued Growth In First Quarter of 2004

           All Regions Achieve Double Digit Growth in Purchase Volume
                        For Both Credit and Offline Debit

Purchase, NY, May 3, 2004 - MasterCard International today announced strong performance results for the first three months of 2004, demonstrating continued growth across almost all regions and in key measures of success in the payments industry. Reflecting improving global economic activity, total purchases on MasterCard credit and debit cards rose 13.6% in the first quarter, with each region reporting double-digit growth.

"The year is getting off to a strong start for both MasterCard and our customers," said Robert W. Selander, MasterCard President and CEO. "We have seen an increase in worldwide purchase growth in every region, reflecting the improving global economy. Compared to the same period in 2003, all regions of MasterCard experienced double-digit growth in purchases, including Asia/Pacific, which is turning around after a challenging year in 2003."

Performance highlights for the first three months of 2004, in addition to purchase volume, include:

o Cardholders across the globe used MasterCard-branded cards (excluding Maestro(R) and Cirrus(R)) for over 3.7 billion transactions, generating gross dollar volume (GDV) of $331.9 billion, an increase of 8.4% over the same period in 2003. GDV includes both purchase and cash volume;

o MasterCard's almost 25,000 customer financial institutions around the world had issued more than 627.5 million MasterCard-branded cards, a 6.6% increase over first quarter 2003.

MasterCard's strong growth in the first three months of 2004 was fueled by growth in both credit and debit programs. GDV for worldwide credit and charge programs grew 8.9% to $270.1 billion, and GDV for offline debit programs rose 6.7% to $61.7 billion over the same period in 2003. Gross transactions for credit and offline debit programs increased by 10% in 2004 compared to the first quarter in 2003.

Currently, cardholders can use their MasterCard cards at more than 22 million locations around the world. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

                                    - more -

MasterCard International - Page 2
MasterCard International Reports Strong Growth in First Quarter of 2004 May 3, 2004


                                                            For the 3 Months ended March 31, 2004
                         --------------------------------------------------------------------------------------------------------
                                             Purchase            Purchase     Cash                 Cash
                            GDV     Growth             Growth                          Growth               Accounts     Cards
All Programs except                           Volume           Transactions  Volume            Transactions
On-Line Debit Programs   (Billions) (Local) (Billions) (Local)  (Millions)  (Billions) (Local)  (Millions)  (Millions) (Millions)
                         --------------------------------------------------------------------------------------------------------
South Asia/Middle
  East Africa............     $3.4    27.4%     $2.3     25.3%      43.6       $1.0     32.5%         9.0        8.7      10.3
Asia/Pacific.............     55.5    -3.0%     36.6     10.8%     379.3       18.9    -21.9%        53.2      111.0     122.6
Europe...................     89.7    14.4%     69.0     16.1%     896.2       20.6      9.3%       174.4       90.4     101.9
Latin America............     15.0    30.8%      6.6     23.8%     186.1        8.5     36.8%        72.9       39.3      49.2
Canada...................     10.8    13.3%      8.9     12.9%     131.4        1.9     15.1%         4.4       20.8      27.1
United States............    157.5     7.3%    120.8     12.5%   1,681.0       36.7     -6.9%       112.5      261.4     316.4
Worldwide................    331.9     8.4%    244.3     13.6%   3,317.6       87.6     -3.8%       426.5      531.6     627.5



Credit Programs
United States............    126.7     8.0%     99.6     12.0%   1,178.7       27.1     -4.5%         18.0      211.8    262.0
Worldwide................    270.1     8.9%    208.8     14.0%   2,570.0       61.3     -5.6%        180.0      457.1    542.3


Off-Line Debit Programs
United States............     30.8     4.6%     21.2    15.0%      502.3        9.6     -12.9%        94.5        49.6    54.4
Worldwide................     61.7     6.7%     35.4    11.6%      747.6       26.3       0.7%       246.5        74.5    85.2


Significant Milestones Achieved

MasterCard also achieved a wide range of significant business milestones in the first quarter:

o Diners Club, a part of Citigroup, and MasterCard International announced that they are pursuing an alliance to provide enhanced acceptance to Diners Club cardholders. Diners Club cards that are issued in the United States and Canada will be reissued with the MasterCard brand on the front of the card in order to function as MasterCard cards. These cards will be accepted at the over 22 million locations around the world that accept MasterCard credit cards. Diners Club cards issued by Diners Club International franchises (outside the United States and Canada) will include the MasterCard brand on the back of the card, allowing these cards to be accepted at MasterCard merchants in the U.S. and Canada;

o MasterCard and ABN AMRO Bank N.V. signed a multi-year strategic alliance under which MasterCard will be the bank's preferred payment card brand in more than 60 countries. MasterCard will work with ABN AMRO to develop their existing payment card business and will support their entry into new markets;

o MasterCard Advisors' acquisition of Tower Group, the leading research and advisory firm focused on the global financial services industry, significantly strengthened our independent advisory research unit, Purchase Street Research. MasterCard Advisors is a global professional services organization, offering consulting, research, outsourcing and information products and services.

o British Airways became the first global airline to offer MasterCard(R) SecureCode(TM) across multiple regions, with a roll-out to 23 country sites, including the United Kingdom and United States. As more and more consumers purchase tickets via the

                                    - more -

MasterCard International - Page 3
MasterCard International Reports Strong Growth in First Quarter of 2004 May 3, 2004

     Internet, this signifies an important move from the airline industry in protecting consumers when they shop online.


Note to Editors

Online debit activity, which includes MasterCard's online debit program Maestro and MasterCard's ATM-only brand Cirrus, will be available at a later date.

The data in this press release is provided by the member financial institutions of MasterCard International Incorporated and its affiliates ("MasterCard") and is subject to revision and amendment by such members subsequent to the date of its release. A portion of the data relating to accounts and cards reflects the impact of routine portfolio changes among members and other practices that may lead to over counting of the underlying data in certain circumstances. Information with respect to gross dollar volumes ("GDV") includes the impact of balance transfers and convenience checks. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported.

Period-over-period rates of change in volume-based information are provided on a local-currency basis. Accordingly, the period-over-period rates of change in this press release cannot be extrapolated directly by reference to the U.S. dollar volume information presented for the current and historical periods.

MasterCard-branded data regarding GDV, purchase volume, purchase transactions, cash volume and cash transactions is derived from information provided by MasterCard members that is subject to logical and statistical verification by MasterCard and partial cross-checking against information provided by MasterCard's transaction processing systems. MasterCard-branded data concerning accounts and cards is derived from information provided by MasterCard members that is subject to certain limited logical and statistical verification by MasterCard. Certain information with respect to ATM locations is provided by third parties and has not been independently verified by MasterCard.

The data in this press release includes information with respect to MasterCard-branded transactions that are not processed by MasterCard and transactions for which MasterCard does not earn revenues. Accordingly, the data in this press release cannot be taken as an indication of the financial performance of MasterCard Incorporated.

Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained. In certain countries, reporting of merchant locations includes all acceptance terminals deployed at individual merchants; terminals supported by multiple acquirers of the same merchant may be counted more than once in the compilation of the data.

                                    - more -

MasterCard International - Page 4
MasterCard International Reports Strong Growth in First Quarter of 2004 May 3, 2004


About MasterCard International

MasterCard International is a leading global payments solutions company that provides a broad variety of innovative services in support of our global members' credit, deposit access, electronic cash, business-to-business and related payment programs. MasterCard International manages a family of well-known, widely accepted payment cards brands including MasterCard(R), Maestro(R) and Cirrus(R) and serves financial institutions, consumers and businesses in over 210 countries and territories. The MasterCard award-winning Priceless(R) advertising campaign is now seen in 96 countries and in 47 languages, giving the MasterCard brand a truly global reach and scope. For more information go to www.mastercardinternational.com.

                                       ###